Corcept Therapeutics Announces Fourth Quarter and Full Year Revenue and Corporate Update

MENLO PARK, CA -- (Marketwire - February 12, 2013) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today reported its unaudited net revenue for the quarter and the year ended December 31, 2012 and cash balance as of December 31.

Corcept reported estimated net revenue of $1.4 million for the fourth quarter of 2012 and $3.3 million for the full year. The company's estimated cash and cash equivalents were $93.0 million at year-end. Audited results will be available when the company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

In April 2012, Corcept began offering its first product, Korlym™ (mifepristone) 300 mg Tablets, as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients who have type 2 diabetes mellitus or glucose intolerance and have failed surgery or are not candidates for surgery.

"This has been a pivotal year for Corcept," said Joseph K. Belanoff, M.D., the company's Chief Executive Officer. "Following the FDA's approval of Korlym, we have made great strides in building the capabilities necessary to bring this effective medicine to patients, including hiring medical science liaisons and sales representatives, and working with insurers, charitable organizations and our specialty pharmacy to make sure that every patient has access to the medicine. We are pleased that a diverse group of doctors has prescribed Korlym and that their patients are responding so well."

2012 Corporate Highlights and 2013 Objectives

In 2012, Corcept:

  Received FDA approval of Korlym for the treatment of endogenous Cushing's syndrome on the February 17th PDUFA date.

  Made Korlym commercially available to patients less than two months after the drug's approval.

  Developed the infrastructure to promote Korlym, including logistical capabilities, payer relations, hiring of medical science liaisons and sales representatives, patient outreach and support, and the hiring of other medical affairs, marketing and administrative personnel.

  Raised $89.3 million, including $13.3 million from the exchange and exercise of warrants, $46.1 million from the sale of common stock and $29.9 million from a non-dilutive, capped royalty financing.

  Increased the number of clinical trial sites in our phase 3 trial of mifepristone for treatment of psychotic depression.

  Expanded discovery and pre-clinical work on our proprietary families of next-generation selective GR-II antagonists.

"We focused in 2012 on gaining regulatory approval and building the commercial infrastructure needed to launch Korlym," said Dr. Belanoff. "In 2013, successful commercialization of Korlym will remain a key objective while we pursue our other strategic goals, including enrolling a sufficient number of patients in our phase 3 study of mifepristone for the treatment of psychotic depression to perform a successful interim analysis, and advancing more of our next generation selective GR-II antagonists towards human use."

Conference Call

Corcept will hold a conference call on February 12, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate in the call, dial 1-866-813-5647 from the United States or 1-847-619-6249 internationally. The pass code is 34250159. Please dial in approximately ten minutes before the start of the call.

A replay of the call will be available through February 26, 2013 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally. The pass code is 34250159.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20 to 50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. On April 10, 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company has a phase 3 trial underway for mifepristone for treatment of the psychotic features of psychotic depression and a portfolio of selective GR-II antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including statements relating to Corcept's estimated net revenue for the quarter and year ended December 31, 2012, estimated cash balance as of December 31, 2012, and the company's 2013 objectives. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including completion of Corcept's financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for Corcept's fourth quarter and full year 2012 are finalized. There can be no assurances regarding the magnitude or timing of Corcept's revenues, the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurers, the pace of enrollment in or the outcome of the company's phase 3 trial of mifepristone for the treatment of psychotic depression, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com